NEWS

REPUBLIC CONTACTS
Media Inquiries:	Will Flower	(954) 769-6392
Investor Inquiries:	Tod Holmes	(954) 769-2387
	Ed Lang	(954) 769-3591
REPUBLIC SERVICES INCREASES
CASH RETURNS TO SHAREHOLDERS
•	Authorizes an additional $250 million for stock repurchases

•	Increases dividend by 60 percent
Fort Lauderdale, Fla., July 26, 2007 — Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved the continuation of the Company’s stock repurchase program that began in 2000. The Board authorized the repurchase of an additional $250 million of Company stock. At June 30, 2007, Republic had $84.1 million remaining under its existing share repurchase program. Combined, Republic has the authority to repurchase $334.1 million of its common stock. At current prices, the $334.1 million represents more than five percent of Republic’s outstanding shares of stock.
Republic also announced a 60 percent increase in the Company’s regular quarterly dividend from $0.1067 per share to $0.17 per share. The quarterly dividend of $0.17 per share will be paid on October 15, 2007 to shareholders of record on October 1, 2007.
Commenting on the stock repurchase and dividend programs, James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc., said, “We believe that our current share price does not fully reflect the sustainability of our pricing initiatives. Increasing our stock repurchase program allows us to capture this value for our long-term shareholders.”
Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with operating and expanding the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor, risk and health insurance, and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection, transfer and disposal contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company’s filings with the Securities and Exchange Commission.
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